Ex - 21

                              LIST OF SUBSIDIARIES



NORTH VALLEY TRADING COMPANY, a California corporation which was established in 1984 to assist customers of North Valley Bank as an export trading company.

BANK PROCESSING, INC., a California corporation which was established in 1988 to provide data processing services to other depository institutions.

NORTH VALLEY BANK, a California corporation which conducts a commercial and retail banking operation in California.

NORTH VALLEY BASIC SECURITIES, the sole subsidiary of North Valley Bank.




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